As filed with the Securities and Exchange Commission on May 19, 2015
Registration No. 333-
__________________
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
___________________________
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

NEPHROGENEX, INC.
(Exact name of Company as specified in its charter)

Delaware	20-1295171
(State or Other Jurisdiction	(I.R.S. Employer
of Incorporation or Organization)	Identification No.)

3200 Beechleaf Court, Suite 900
Raleigh NC, 27604
(609) 986-1780
(Address including zip code, and telephone number, including area code, of principal executive offices)

NephroGenex, Inc. Amended and Restated 2007 Equity Incentive Plan, as amended
(Full title of the plan)

Pierre Legault
Chief Executive Officer
NephroGenex, Inc.
3200 Beechleaf Court, Suite 900
Raleigh NC, 27604
(Name and address of agent for service)

(609) 986-1780
(Telephone number, including area code, of agent for service)

With copies to:
Joel I. Papernik, Esq.
Kenneth R. Koch, Esq.
Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.
666 Third Avenue
New York, New York 10017
(212) 935-3000
Fax: (212) 983-3115

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐		Accelerated filer	☐
Non-accelerated filer	☐	(Do not check if a smaller reporting company)	Smaller reporting company	☒

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $0.001 per share	1,200,000 shares	$7.12(2)	$8,544,000	$992.81

(1)
Pursuant to Rule 416(b) under the Securities Act of 1933, as amended (the “Securities Act”) there shall also be deemed covered hereby such additional shares of common stock, par value $0.001 per share (“Common Stock”), of NephroGenex, Inc. (the “Registrant”) as may result from anti-dilution adjustments which may hereinafter be offered or issued to prevent dilution resulting from stock splits, stock dividends, recapitalizations or certain other capital adjustments.

(2)
Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h) and Rule 457(c) promulgated under the Securities Act. The offering price per share and the aggregate offering price for shares reserved for future grant or issuance under the NephroGenex, Inc. Amended and Restated 2007 Equity Incentive Plan, as amended (the “2007 Equity Incentive Plan”) are based on the average of the high and the low price of Registrant’s Common Stock as reported on the NASDAQ Capital Market as of a date (May 14, 2015) within five business days prior to filing this Registration Statement.

Explanatory Note
Pursuant to General Instruction E of Form S-8 as promulgated by the Securities and Exchange Commission (the “Commission”), this Registration Statement is being filed to register 1,200,000 additional shares of the Registrant’s Common Stock for issuance under the 2007 Equity Incentive Plan. The contents of the Registrant’s Registration Statement on Form S-8 filed with the Commission on May 16, 2014 (Registration No. 333-196038) with respect to an aggregate of 1,283,226 shares of Common Stock issuable pursuant to the 2007 Equity Incentive Plan is hereby incorporated by reference.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 8.	Exhibits.
See the Exhibit Index on the page immediately following the signature pages to the Registration Statement, which Exhibit Index is incorporated herein by reference.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Raleigh, State of North Carolina, on this 19th day of May, 2015.

NEPHROGENEX, INC.

By:	/s/ PIERRE LEGAULT
Pierre Legault Chief Executive Officer

SIGNATURES AND POWER OF ATTORNEY
Each person whose signature appears below hereby constitutes and appoints Pierre Legault and John P. Hamill, and each of them singly, as such person’s true and lawful attorney-in-fact and agent, with full power and substitution for such person and in such person’s name, place and stead, in any and all capacities, to sign and to file with the Securities and Exchange Commission, any and all amendments and post-effective amendments to this registration statement, with exhibits thereto and other documents in connection therewith, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or any substitute therefore, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

Signature	Title	Date
/s/ PIERRE LEGAULT	Chief Executive Officer and Director	May 19, 2015
Pierre Legault	(Principal Executive Officer)

/s/ JOHN P. HAMILL	Chief Financial Officer	May 19, 2015
John P. Hamill	(Principal Financial and Accounting Officer)

/s/ RICHARD MARKHAM	Director	May 19, 2015
Richard Markham

/s/ JAMES MITCHUM	Director	May 19, 2015
James Mitchum

/s/ ROBERT R. SELTZER	Director	May 19, 2015
Robert R. Seltzer

/s/ EUGEN STEINER	Director	May 19, 2015
Eugene Steiner, M.D., PhD.

/s/ MARCO TAGLIETTI	Director	May 19, 2015
Marco Taglietti, M.D.

INDEX OF EXHIBITS

Exhibit Number	Description of Exhibit
5.1*	Opinion of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. as to the legality of the shares being registered.
10.1	NephroGenex, Inc. 2007 Amended and Restated Equity Incentive Plan, as amended (incorporated herein by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on April 30, 2015).
23.1*	Consent of EisnerAmper LLP.
23.2*	Consent of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. (included in opinion of counsel filed as part of Exhibit 5.1).

*Filed herewith